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TROY GROUP, INC
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On November 4, 2004, the Orange County Register printed the following article:

Troy lawsuits are thrown out

Ruling boosts founder’s bid to buy firm, but some shareholders want judge to appraise shares.

By TAMARA CHUANG

The Orange County Register

Four class-action lawsuits against Troy Group were thrown out of court Wednesday, clearing the way for the family that founded the Santa Ana business to buy the company.

But not as cleanly as the Dirk family had hoped.

Some shareholders of the check- printing system and wireless tech company still think the Dirks’ $3.06-a- share offer isn’t a fair price. They now plan to take their case to a new judge who will appraise the company and set a price for their shares.

“The intrinsic value (of Troy) is multiple times higher than what the Dirks have offered us. We think we have an extremely good case and want to have a judge decide,” said John Lewis, a managing partner at Osmium Partners, which had filed one of the class-action suits. Osmium owns 4 percent of Troy.

This could put a kink in the family’s plans to take Troy private.

A shareholder vote, set for Tuesday, was to be the end of the family’s 19-month struggle to buy the company that Patrick Dirk, Troy’s chief executive, founded in 1982.

But a series of higher counteroffers keeps foiling the Dirks’ hopes for a smooth sale.

Dirk, whose family owns about 65 percent of Troy, is confident that the price will stand up in court. In Nasdaq trading, Troy shares closed Wednesday at $3.06 – exactly the family’s offer.

“We’ve had two independent firms appraise the company, and we believe that every action we’ve taken has been fair to the minority shareholders and is the right and appropriate thing to do for Troy and its employees,” Dirk said.

Troy thrived during the high-tech boom of the late 1990s.

It went public at $7 a share in July 1999 and traded at $32 by March the next year.

But after a business slowdown, the stock dropped to $1.50.

The Dirks felt the company was undervalued, so in March 2003, the family offered to buy all outstanding shares for $2.70 each.

They left the decision to the minority shareholders. Soon, counteroffers came in from outsiders. First for $3.50 per share. Then $4. Minority shareholders voted against the sale in September 2003.

The Dirks came back in May with an offer of $3.06 per share and no longer left it to the minority. A counteroffer came in for $4.50 per share. Minority shareholders filed class-action suits.

On Wednesday, Dirk said, all pending lawsuits regarding the merger were dismissed by an Orange County Superior Court judge. They were dismissed “with prejudice,” which means they can’t be filed again.

“We believe very strongly that the fact that these cases were dismissed with prejudice points to the fact that there was nothing to go on,” Dirk said.

In a merger, minority shareholders can seek a better price for their shares by going to court to exercise their “appraisal rights.” In that process, shareholders submit their case to a judge, who decides on a price.

Lewis, with Osmium Partners, takes heart from a case involving the Quiznos sandwich chain. When it went private in 2001, it paid $8.50 per share. But shareholders exercised their appraisal rights, and in April, a judge approved a settlement that valued the shares up to $32.50.

The Dirks can retract their offer if more than 5 percent of the shareholders act on their appraisal rights, according to the merger agreement.

CONTACT US: (714) 796-4952 or tchuang@ocregister.com